UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549
__________________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 31, 2018

The Hillman Companies, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-13293	23-2874736
(State or other jurisdiction	(Commission File No.)	(I.R.S. Employer
of incorporation)		Identification No.)

10590 Hamilton Avenue
Cincinnati, Ohio 45231
(Address of principal executive offices)
Registrant’s telephone number, including area code: (513) 851-4900

Not Applicable
(Former name or former address,
if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01    Entry into Material Definitive Agreement.

Term Facility

On May 31, 2018, The Hillman Group, Inc. (the “Borrower”), a wholly-owned subsidiary of The Hillman Companies, Inc. (the “Company”), and the Company entered into a new credit agreement with Barclays Bank PLC, as administrative agent, and the lenders and other parties thereto (the “Term Credit Agreement”), which provided for a new funded term loan facility of $530 million and an unfunded delayed draw term loan facility of $165 million. Concurrently with the Term Credit Agreement, the Borrower, the Company and The Hillman Group Canada ULC, a wholly-owned subsidiary of the Borrower (the “Canadian Borrower”), also entered into a new $150 million asset-based revolving credit agreement with Barclays Bank PLC, as administrative agent, and the lenders and other parties thereto (the “ABL Credit Agreement”). The proceeds of the funded term loans under the Term Credit Agreement and revolving credit loans under the ABL Credit Agreement were used to refinance in full all outstanding revolving credit term loans and term loans and to terminate all outstanding commitments under the credit agreement, dated as of June 30, 2014, among the Company, Hillman Investment Company (“Hillman Investment”), the Borrower, the other parties party thereto and Barclays Bank PLC, as administrative agent (the “Original Credit Agreement”), as a result of which the Original Credit Agreement is no longer in effect. The proceeds were also used to pay fees and expenses related to the Term Credit Agreement and the ABL Credit Agreement. The delayed draw term loan facility under the Term Credit Agreement may be used to finance permitted acquisitions and to replenish cash and repay revolving credit loans previously used for permitted acquisitions.

The Term Credit Agreement contains usual and customary representations and warranties, covenants and events of default customary for facilities of this type and does not contain any financial maintenance covenants. Pricing for all funded term loans, including delayed draw term loans when funded, are at the Borrower’s option either adjusted LIBOR plus 3.50% per annum or an alternate base rate plus 2.50% per annum. The stated maturity date of the term loans under the Term Credit Agreement is May 31, 2025. The term loans and other amounts outstanding under the Term Credit Agreement and related documents are guaranteed by the Company, Hillman Investment and, subject to certain exceptions, the Borrower’s wholly-owned domestic subsidiaries and are secured by substantially all of the Borrower’s and the guarantors’ assets.

The ABL Credit Agreement contains usual and customary representations and warranties, covenants and events of default customary for facilities of this type. $112.5 million of the revolving credit facilities under the ABL Credit Agreement is available to the Borrower and $37.5 million of the revolving credit facilities under the ABL Credit Agreement is available to the Canadian Borrower, in each case, subject to a borrowing base. Pricing for revolving credit loans under the ABL Credit Agreement are at the Borrower’s option either adjusted LIBOR (or a Canadian banker’s acceptance rate in the case of Canadian Dollar loans) plus a margin varying from 1.25% to 1.75% per annum based on availability or an alternate base rate (or a Canadian prime rate or alternate base rate in the case of Canadian Dollar loans) plus a margin varying from 0.25% to 0.75% per annum based on availability. The stated maturity date of the revolving credit commitments under the ABL Credit Agreement is May 31, 2023. The loans and other amounts outstanding under the ABL Credit Agreement and related documents are guaranteed by the Company, Hillman Investment and, subject to certain exceptions, the Borrower’s wholly-owned domestic subsidiaries and are secured by substantially all of the Borrower’s and the guarantors’ assets plus, solely in the case of the Canadian Borrower, its and its wholly-owned Canadian subsidiary’s assets, which has guaranteed by the Canadian portion under the ABL Credit Agreement.

This descriptions of the Term Credit Agreement and the ABL Credit Agreement do not purport to be complete and are qualified in the entirety by reference to the Term Credit Agreement and the ABL Credit Agreement, respectively, which are filed as exhibits to this Current Report on Form 8-K as Exhibits 10.1 and 10.2, respectively.

Item 1.02    Termination of a Material Definitive Agreement.

On May 31, 2018, the Company terminated its Original Term Credit Agreement, which was refinanced by the Term Credit Agreement and the ABL Credit Agreement.

Item 9.01    Financial Statements and Exhibits.

(a)           Not Applicable.
(b)           Not Applicable.
(c)           Not Applicable.
(d)           Exhibits

EXHIBIT NUMBER	DESCRIPTION
10.1
CREDIT AGREEMENT, dated as of May 31, 2018, by and among The Hillman Group, Inc., a Delaware corporation , The Hillman Companies, Inc., a Delaware corporation, the Lenders from time to time party hereto including Barclays Bank PLC, in its capacities as administrative agent and collateral agent with Barclays, Jefferies Finance LLC, Citizens Bank and MUFG Union Bank, N.A. as joint lead arrangers and joint bookrunners.

10.2
ABL CREDIT AGREEMENT, dated as of May 31, 2018, by and among The Hillman Group, Inc., a Delaware corporation, The Hillman Companies, Inc., a Delaware corporation , The Hillman Group Canada ULC, a British Columbia unlimited liability company, the Lenders and Issuing Banks from time to time party hereto, including Barclays Bank PLC, and Barclays, in its capacities as administrative agent and collateral agent and the Swingline Lender, with Barclays, Jefferies Finance LLC, Citizens Bank, N.A. and MUFG Union Bank, N.A. as joint lead arrangers and joint bookrunners, Credit Suisse Loan Funding LLC and PNC Bank, National Association, as a documentation agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 5, 2018	THE HILLMAN COMPANIES, INC.

	By:	/s/ Gregory J. Gluchowski, Jr.
	Name:	Gregory J. Gluchowski, Jr.
	Title:	President and Chief Executive Officer